Exhibit 99.1

For Immediate Release	News Release Contacts: Jon Kimmins, CFO (510) 723-8639 Ken Dennard Dennard • Lascar Associates (713) 529-6600 ken@dennardlascar.com

MEN’S WEARHOUSE ANNOUNCES APPOINTMENT OF

B. MICHAEL BECKER TO THE BOARD OF DIRECTORS

FREMONT, CA — October 10, 2013 — The Men’s Wearhouse (NYSE: MW) today announced that B. Michael Becker has been appointed to the Board of Directors, effective October 7, 2013.

Doug Ewert, Men’s Wearhouse President and Chief Executive Officer, stated, “I’m pleased to welcome Michael to the Board.  He brings extensive accounting experience in our industry, highlighted by years in public accounting as well as his service as a current board member and Audit Committee Chairman at Vitamin Shoppe, Inc.”

With the addition of Mr. Becker, The Men’s Wearhouse Board comprises ten directors, eight of whom are independent.

About B. Michael Becker

Mr. Becker has served as a director at Vitamin Shoppe, Inc. since January 2008 and is Chairman of its Audit Committee. Mr. Becker spent his career as an Audit Partner for Ernst & Young LLP from 1979 until his retirement in 2006. Mr. Becker was a Senior Consultant on airline risks to Pay Pal, Inc. from August 2008 to November 2009 and from August 2006 to August 2008 had a consulting practice which had an arrangement with Ernst & Young LLP to provide accounting and audit consulting services for two of its clients. Mr. Becker served as an Audit Partner for Ernst & Young LLP since 1979, where he spent the entirety of his career prior to his retirement. Mr. Becker holds an MBA and is an inactive Certified Public Accountant.

About Men’s Wearhouse

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,137 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

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